Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES SHARE REPURCHASES IN THE SECOND QUARTER 2010

ATLANTA, GEORGIA, July 1, 2010: Rollins, Inc., a premier North American consumer and commercial services company (NYSE Ticker Symbol — ROL), announced today share repurchases for the second quarter of 2010 totaling 756,828 shares of its $1 par value common stock at a weighted average price of $21.24 per share with a total of 886,928 shares repurchased year-to-date.   In total, 2,064,663 additional shares may be purchased under previously approved programs by the Board of Directors.  The program does not have an expiration date.

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.   You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding potential repurchases of Company common stock are forward looking statements within the meaning of the Private securities Litigation Reform Act of 1995.  The timing and amount of future stock repurchases are subject to a number of uncertainties, including market conditions, the Company’s liquidity and financial position, and applicable laws and regulations.